Exhibit 99.1

CONNETICS RECEIVES FDA NON-APPROVABLE LETTER FOR VELAC

Conference Call to be held today at 8:00 a.m. Eastern/5:00 a.m. Pacific

PALO ALTO, Calif. (June 13, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company focused on dermatology, announced today that the U.S. Food and Drug Administration (FDA) issued a non-approvable letter dated June 10, 2005 for Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, an investigational new drug formulation for treating acne. The only issue raised in the non-approvable letter was a positive carcinogenicity signal that was detected in a TgAC mouse dermal carcinogenicity study.

“We are disappointed in the FDA’s decision. As discussed during our first quarter earnings call on April 26, we were particularly disappointed that FDA did not notify us of this as a potential issue until two months prior to the PDUFA date,” said Thomas G. Wiggans, chief executive officer of Connetics. “We remain committed to bringing Velac to market, and will be working with FDA representatives to determine what is required to do so. Despite this setback, Connetics will continue to expand its leading position in the dermatology field with four brands on the market and a robust and diverse pipeline.”

As a result of today’s announcement, Connetics now projects 2005 total revenues to be $182 million to $188 million, down from previous guidance of $195 million to $206 million. Combined SG&A and R&D expenses for 2005 are projected to be between $121.5 million and $125.0 million. Diluted EPS for 2005 is projected to be in the range of $0.66 to $0.70, versus previous guidance of $0.88 to $0.92. The revised revenue and earnings guidance represents growth of approximately 28% over 2004 revenues and 33% over 2004 earnings.

Conference Call
Connetics will host a conference call to discuss Velac and the non-approvable letter today beginning at 8:00 a.m. eastern/5:00 a.m. pacific. To participate in the live call by telephone, domestic callers should dial (888) 328-2575, and international callers should dial (706) 643-0459. A telephone replay will be available for 96 hours beginning today at 10:00 a.m. eastern. To access the replay from the U.S., please dial (800) 642-1687; and from outside the U.S. please dial (706) 645-9291. The Conference ID# is 7101457. An internet broadcast will only be available in replay mode starting June 14th for 30 days at www.connetics.com.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the impact of the non-approvable letter from the FDA to our business, our future plans for Velac, and projections for revenues and earnings for 2005 are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2004 and form 10-Q for the quarter ended March 31, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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